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                                                                    EXHIBIT 99.6


                    JOINT COLLABORATION AND LICENSE AGREEMENT

         This Agreement (this "Agreement") is made this 20th day of September 2001 by and between Princeton Video Image, Inc. ("PVI") and Cablevision Systems Corporation ("Cablevision") (PVI and Cablevision, collectively, "we" or "us").

         We agree to collaborate to develop technology, including the computer hardware, software and documentation, television set-top box interfaces, equipment and related technology, to create virtual, in-content, interactive and targeted advertising and enhancement products for downstream real-time insertion of images into video at multiple distribution locations including, without limitation, via a cable head-end, a satellite uplink facility, a neighborhood distribution site, at individual homes, or individual receivers within a home (such collaboration hereinafter referred to as the "Project(s)"). The Project's primary goal will be to create such virtual, in-content, interactive and targeted advertising and enhancement products specifically for use with television distribution (the "Primary Goal").

         We further agree to collaborate to develop additional products and applications relating to or flowing from the Project including, without limitation, (i) instant replay and virtual camera angle applications similar to the application and function of EyeVision, (ii) enhancements to provide viewer control of actual or virtual camera angles, (iii) improvements to delivery of multiple camera angles to set top boxes, and (iv) other products and applications as may be mutually agreed upon (such additional collaboration hereinafter referred to as the "Additional Project(s)"). With regard to PVI's existing relationship with Revolution Co., LLC, PVI shall use its reasonable efforts to obtain all necessary rights and permissions from Revolution Co., LLC on a royalty-free basis in support of and for use in connection with the Additional Projects.

         We agree that the following terms shall govern our collaboration:

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Definitions                       Capitalized terms herein not otherwise defined
                                  shall have the meanings described under the L-VIS System License Agreement dated February 4, 2001 between the parties (the "L-VIS Agreement").

                                  "Content Provider" shall mean an entity owning or controlling video programming content.

                                  "Network" shall mean a broadcast channel for the dissemination of video programming content through a television system, cable system, satellite system or other such similar broadcasting system.

                                  "Net Revenues" means Revenues received, net of any payments Cablevision or its Licensed Affiliate makes to non-Affiliate Networks or Content Providers to obtain rights to insert Electronic Images in order to obtain Revenue, provided that only Revenues obtained for actual insertion of Electronic Images shall be included, and that any other ancillary revenues, including, without limitation, revenues related to "e-Commerce" or "T-Commerce" transactions, shall be excluded.

                                  "System Operator" shall mean an entity
                                  providing a system for distributing Networks to end users, such as the Cablevision cable distribution system.

Collaboration                     We will agree upon the specifics of our
                                  collaboration, such as the stated goals, activities, time lines, testing and benchmarks where we will each commit to devote resources and personnel reasonably available to us in a manner to be determined to accomplish the goals of the collaboration. We will negotiate and agree upon our respective commitment of assets and resources to the collaboration.

Cross-Licenses                    Each of us hereby grants to the other
                                  non-exclusive licenses of intellectual
                                  property we own or control to the extent necessary and appropriate to the advancement and commercialization of the Project and Additional Projects.

License to PVI                    Cablevision hereby grants to PVI the
                                  exclusive perpetual worldwide royalty-free right to use, sublicense or otherwise commercialize, for all purposes, any technology and

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                                  intellectual property rights jointly developed
                                  under or as part of the Project and Additional Projects, which Cablevision jointly owns and controls with PVI, subject to retained rights.

                                  Cablevision hereby further grants to PVI a non-exclusive perpetual worldwide royalty free right to use, sublicense or otherwise commercialize any technology and intellectual property which Cablevision solely owns or controls, to the extent necessary to allow
                                  PVI to exploit the Projects and Additional
                                  Projects developed in collaboration with
                                  Cablevision.

License to
Cablevision                       PVI hereby grants to Cablevision and each of
                                  its Licensed Affiliates the non-exclusive perpetual worldwide right to make, have made, use, and have supplied products and services that use, any technology, intellectual property and products developed in collaboration with Cablevision under or as part of the Project and Additional Projects, which PVI owns or controls solely or jointly with Cablevision, or which PVI is otherwise entitled to license or sublicense, upon terms described below.

                                  Unless otherwise specifically agreed, licenses to technology and intellectual property developed under or as part of, and products emanating from, the Project or Additional Projects, and not directly relating to the Primary Goal, shall be royalty free to Cablevision and its Licensed Affiliates.

                                  Unless agreed to by PVI in advance, in
                                  writing, or otherwise permitted in accordance with the other terms of this Agreement, Cablevision and its Licensed Affiliates shall not: (i) sublicense, lease, sell, assign, rent or otherwise transfer to others, otherwise dispose of, rights granted hereunder to use technology licensed by PVI; or (ii) transfer, assign, relicense or otherwise dispose of such license rights under this Agreement.

                                  Technology and intellectual property developed under or as part of, and products emanating from, the Project or Additional Projects, relating to the Primary Goal, are hereby licensed upon the following terms:

                                  With respect to Cablevision's and its Licensed Affiliates' rights as a System Operator where Cablevision or its Licensed Affiliate performs downstream insertion of Electronic Images into programming content owned or

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                                  controlled by any rightsholders (whether or
                                  not Affiliates of Cablevision) the following terms shall apply:

                                  (1)      Cablevision and its Licensed
                                           Affiliates shall pay PVI the royalty
                                           or revenue sharing rate set forth
                                           below multiplied by the amount of Net
                                           Revenues.
                                  (2)      Cablevision and its Licensed
                                           Affiliates will have an initial
                                           6-month grace period to use licensed
                                           technology for promotion of
                                           Cablevision and/or its Licensed
                                           Affiliates, before royalty
                                           obligations commence. The initial
                                           6-month grace period shall commence,
                                           with respect to each product, from
                                           the time such product is first used
                                           by Cablevision or a Licensed
                                           Affiliate.
                                  (3) Subsequently, Cablevision shall have a perpetual royalty-free right to use up to 25% of Electronic Image avails (rounded up to the nearest whole avail) for the benefit of Cablevision and/or its Licensed Affiliates.
                                  (4)      PVI may not charge (and agrees to
                                           waive, if it charges generally) any
                                           incremental or variable fees, or
                                           charges akin to royalties, to any
                                           Network or Content Provider for the
                                           delivery of enabled programming
                                           content to Cablevision or its
                                           Licensed Affiliates for downstream
                                           insertion of Electronic Images.
                                  (5) At the request of Cablevision or any of its Licensed Affiliates, PVI shall convey a royalty-free perpetual non-exclusive license to any Network or Content Provider solely for the delivery of enabled programming content to Cablevision or its
                                           Licensed Affiliates for downstream
                                           insertion of Electronic Images.
                                  (6) The royalty rate shall be subject to adjustment on account of giving Cablevision most favorable licensee status as contemplated under the L-VIS Agreement, provided that Cablevision's rate must be one-half of the rate granted to any other System Operator, provided that the other System Operator pays royalties based on the equivalent of Net Revenue rather than Revenue as those terms are defined herein. The determination of most favorable licensee status shall not be affected by the 6-month grace period or allocation of 25% of image avails under (2) and (3) above, but shall take into account any differences in the categories of items to be deducted from Revenue

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                                           or its equivalent in order to
                                           calculate Net Revenue or its
                                           equivalent.

                                  With respect to Cablevision's and its Licensed Affiliates' rights as a Content Provider or Network, where Cablevision or its Licensed Affiliate enables programming content for downstream insertion of Electronic Images by a System Operator (whether or not an Affiliate of Cablevision):

                                  (1)      PVI will provide all necessary
                                           equipment requested by Cablevision or
                                           any of the Licensed Affiliates at
                                           PVI's direct cost (as reasonably
                                           determined by PVI).
                                  (2)      PVI will provide any requested
                                           services to enable programming
                                           content at PVI's direct cost (as
                                           reasonably determined by PVI) plus
                                           35%, subject to Cablevision and the
                                           Licensed Affiliates having most
                                           favored licensee status.
                                  (3)      PVI shall not charge any System
                                           Operator a higher royalty or other
                                           fee for Electronic Image insertion
                                           based on the fact that Cablevision or
                                           its Licensed Affiliate is the Content
                                           Provider or Network being distributed
                                           over such System Operator's system
                                           than it charges for such insertion
                                           with respect to any other Content
                                           Provider or Network distributed over
                                           such system. Consistent with this
                                           principle, if PVI charges any System
                                           Operator different royalties for
                                           Electronic Image insertions based
                                           upon whether or not the Content
                                           Provider or Network is also paying
                                           PVI a royalty, Cablevision and its
                                           Licensed Affiliates shall be treated
                                           as if they have paid a royalty.

Royalty rate                      The royalty or revenue sharing rate shall be
                                  15% of the first $3 million in cumulative
                                  Revenues

                                  14% of the next $7 million in cumulative
                                  Revenues

                                  12.5% of the next $20 million in cumulative
                                  Revenues

                                  11% of the next $70 million in cumulative
                                  Revenues

                                  10% of all Revenues thereafter

                                  Revenue from insertion of Electronic Images by Cablevision or its Licensed Affiliates under the L-VIS Agreement and under the joint collaboration and licensing agreement contemplated hereby shall count towards the amount of cumulative Revenues above, as well as under the L-VIS Agreement.

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                                  Any license fees prepaid under Section 3.1 of
                                  the L-VIS System License Agreement shall be creditable against equipment costs, services costs, royalties, and other monetary obligations incurred as set forth herein.

Limitation of                     For the purposes hereof, the definition of
Licensed                          Licensed Affiliate shall not include any
System                            entity, in its role as System Operator, that
Operator                          Cablevision acquires, if, after giving effect
Affiliates                        to such acquisition and together with all
                                  prior acquisitions of such entities after the date of the definitive agreement, such acquisition adds a net total of more than 10 million acquired subscribers (after discounting for any subscribers sold).

Inventions                        Each party (including the Licensed Affiliates)
                                  will own intellectual property developed by its own employees. Intellectual property developed jointly will be owned jointly.
                                  Cablevision and PVI will coordinate patent prosecution and maintenance of joint inventions with the related technology owned independently. All inventions and joint inventions are cross-licensed as provided above.

We agree that the collaboration, licenses and all other terms and conditions governing our relationship and the Project will be embodied in one or more additional mutually acceptable definitive agreements or other documents with other reasonable and customary terms and conditions similar to those contained in the L-VIS Agreement, to the extent we agree that terms and conditions of the L-VIS Agreement would be applicable. We agree to negotiate in good faith and with reasonable diligence to implement such agreements and documents as may be reasonably appropriate from time to time. Nevertheless, this Agreement constitutes our binding agreement with respect to its subject matter and may be enforced by either of us unless and until we sign another agreement that, by its express terms, supercedes or supplements this Agreement. The licenses and commitments described in this Agreement shall be enforceable whether or not any additional agreements are executed by us.

ACCEPTED AND AGREED TO AS OF THE 20TH DAY OF SEPTEMBER, 2001.

PRINCETON VIDEO IMAGE, INC.           CABLEVISION SYSTEMS CORPORATION


By: /s/ Dennis P. Wilkinson           By: /s/ Andrew B. Rosengard
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Name: DENNIS P. WILKINSON             Name:  ANDREW B. ROSENGARD
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Title: PRESIDENT & CEO                Title:  EXECUTIVE VICE PRESIDENT - FINANCE
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